EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 31, 2004 accompanying the consolidated financial statements of KNBT Bancorp, Inc. (and previously Keystone Savings Bank) and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2003 which are incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-122479). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 1, 2005